SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING 12/31/2003
FILE NUMBER 811-1540
SERIES NO.: 32

72DD     1.   Total income dividends for which record date passed during the period.
              Class A Shares                 $  252
         2.   Dividends for a second class of open-end company shares
              Class B Shares                 $   76
              Class C Shares                 $   24

73A.     1.   Payments per share outstanding during the entire current period:
              Class A Shares                 $0.0645
         2.   Dividends for a second class of open-end company shares
              Class B Shares                 $0.0140
              Class C Shares                 $0.0140

74U.     1.   Number of shares outstanding
              Class A Shares                   4,667
         2.   Number of shares outstanding of a second class of open-end company shares
              Class B Shares                   6,643
              Class C Shares                   2,157

74V.     1.   Net asset value per share (to nearest cent)
              Class A Shares                 $ 11.50
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B Shares                 $ 11.49
              Class C Shares                 $ 11.49